UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2019

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611        23-1537126
(Commission File Number)        (IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050
Scottsdale, Arizona        85253
(Address of Principal Executive Offices)             (Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

IMH Financial Corporation (the “Company" or "we"), through various subsidiaries, entered into a non-binding letter of intent (“LOI”) on December 3, 2019, to sell a commercial office building known as Broadway Tower, located in St. Louis, Missouri, for the gross selling price of $19.9 million. After selling related expenses due at closing (i.e., selling commissions and closing costs), the net proceeds expected to be realized by the Company will be approximately $18.7 million, resulting in an estimated loss on sale of $1.0 million. The loss on sale is largely attributed to previously unidentified deferred maintenance and declining local market conditions.

Under the terms of the LOI, approximately $14.9 million of the purchase price will be financed by the Company through a loan to the purchaser secured with a first position on the property. The letter of intent is non-binding and is subject to customary documentation, completion of due diligence and financing, and we can give no assurances that the sale will be completed and, if so, at the price or other terms reflected in the LOI.

As disclosed in our Form 10-Q for the quarter ended June 30, 2019, the Company foreclosed on the entity that owned Broadway Tower following the default of a $7.8 million mezzanine loan, which required the Company to consolidate the Broadway Tower entity assets and related liabilities as of the foreclosure date in accordance with generally accepted accounting principles. At the time of the foreclosure and related acquisition of Broadway Tower, the Company initially recorded total assets of $26.0 million which initially included $21.9 million relating to the building and improvements recorded at $21.9 million (representing the Company’s cost basis in the asset), and the remaining amounts representing operating and reserve cash, tenant receivables and lease assets. In addition, the Company recorded total liabilities of $16.3 million (excluding amounts otherwise due under the mezzanine loan). Subsequent to the Company’s foreclosure and acquisition, the Company recorded an adjustment to the carrying value of the building and improvement reducing the amount from $21.9 million to its estimated fair value of $20.0 million during the period ended June 30, 2019. The Company based its initial valuation on an appraisal and other valuation indicators and assumptions existing at the time.

Despite the foreclosure, the liability to the Company from the borrower or guarantor for the mezzanine loan, default interest and penalties was never settled. Given the fair value adjustments of our cost basis coupled with the unanticipated additional deferred maintenance and operating advances made by the Company to Broadway Tower, the Company believes that the proposed sale of the property as contemplated by the LOI will not fully satisfy the balance of the mezzanine debt, accrued default interest and penalties owed to the Company. The Company, therefore, is pursuing recovery of such shortfall from the borrower and guarantors. Additionally, the Company’s assessment, investigations and identification of the amount of damages suffered from, among other things, deferred maintenance, vendor and other party claims remains ongoing. While the Company’s actions to improve the property value and attempt to close the potential sale is expected to partially mitigate damages for the guarantors and the borrower, it will not eliminate the obligations due under the mezzanine loan which the Company believes could be meaningful within the context of the Company’s overall recovery efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2019

IMH FINANCIAL CORPORATION
By:	/s/ Chadwick Parson
Chadwick Parson
Chief Executive Officer